Exhibit 10.93

Macadamia Nut Processing Agreement

ML Macadamia Orchards, L.P. & Buderim Macadamias of Hawaii, LLC

I.                                        Preamble.

This Macadamia Nut Processing Agreement is entered into on the date set forth below by and between ML Macadamia Orchards, L.P., a Delaware Partnership (“MLMO”) whose address is 26-238 Hawaii Belt Rd., Hilo, HI 96720, and Buderim Macadamias of Hawaii, LLC, a Hawaii Limited Liability Company, dba MacFarms of Hawaii (“MFH”) whose address is 89-406 Mamalahoa Highway, Captain Cook, HI 96704.

Whereas, MFH is experienced and capable in all aspects of the business of processing macadamia nuts;

Whereas, MLMO is the legal and beneficial owner of macadamia nut crop produced in certain macadamia nut orchards in Hawaii;

Whereas, MLMO desires to engage MFH to process between 1,500,000 and 7,000,000 pounds of wet-in-shell (“WIS”) macadamia nuts into kernel and MFH desires to process such macadamia nuts from MLMO, as provided herein;

Now, therefore, in consideration of the promises and mutual covenants and agreements set forth herein, the parties agree as follows:

II.                                   Term.

This Agreement shall be deemed to have commenced for all purposes as of January 1, 2013 and shall continue in full force and effect until December 31, 2013 unless terminated earlier as provided herein.

III.                              Delivery and Sampling.

MLMO shall arrange for the delivery of macadamia nuts in containers suitable for transport as mutually agreed upon and deliver wet-in-shell (“WIS”) nuts to MFH’s processing plant located at Captain Cook, Hawaii. MLMO or its representative will provide MFH with a numbered delivery receipt for each load delivered. This delivery receipt number will be the basis for tracking and providing relevant processing data for each load.

Upon acceptance, the WIS will be weighed by MacFarms on their weigh bridge at the site and a copy of the weighbridge record showing the MLMO delivery receipt number will be signed by the Driver of the vehicle making the delivery and mailed to MLMO as soon as is practical.

Alternatively, MFH will accept a certified public weighbridge record of the weight and record this on the numbered delivery receipt as the official record of the weight of the delivery from MLMO.

After weighing, WIS deliveries will be unloaded into the receiving bin at the MacFarms dehusking station. The automatic sampler installed at the station that takes a continuous sample of the WIS as it is unloaded from the receival bin will be used to take four (4) samples from approximately each quarter of the load as it is unloaded. Each of the four continuous samples will then be mixed and two 5 gallon bucket sub samples will be collected from each of the samples and labeled with the MLMO delivery number, the continuous number 1, 2, 3, or 4 to represent the relevant quarter of the load, and the letter A or B to represent the two subsamples taken from each of the four continuous samples.

In each case Subsample A will be used to provide one 250 gram sample for Extraneous Matter and Moisture Determinations and one 500 gram sample for Quality Analysis. The Extraneous Matter — Moisture samples and the Quality Samples will be delivered to the MacFarms laboratory for determination of MacFarms standard NIS analyses for extraneous matter, moisture content and kernel recovery data. The results of the four tests from each delivery number will be averaged and the average result will be accepted as the laboratory test results for that individual delivery. The procedures to be used in sampling for moisture, extraneous matter (spoilage), and salable kernel recovery and in calculating the net kernel weight owed to MLMO from the processing are set forth in Schedule A — Sampling and Testing Procedure., Page 8.

In each case the Subsamples labeled B will be retained as a ‘check’ samples in the event that there is a dispute over the results for Sample A. The ‘check’ sample will be kept until the processing of the load to which it applies is completed and until the resultant kernel is returned to and accepted by MLMO.

Following sampling, the NIS will be delivered direct into a drying silo after Hand sorting to remove extraneous matter that may be detrimental to the processing equipment such as rocks, sticks, etc. Further treatment of the WIS such as hand sorting of defective nuts and unhusked nuts or water sorting will not be undertaken unless MLMO specifically instructs MFH to undertake these treatments.

If additional treatments are required by MLMO then MFH will keep a record of the weight of any material extracted from the delivery and record this against the MLMO delivery number.

Multiple deliveries from MLMO may be placed together in a silo but the entire amount of any individual delivery must be in one silo so that processing data can be attributed to a delivery number or a group of delivery numbers. .

MLMO and MFH will agree that the net weight of WIS delivered and recorded against the individual delivery number will be the weight of WIS shown on the weigh bridge docket for the delivery less deduction of any extraneous material as defined in Schedule A and less any other material that is hand or water sorted out of the product by MFH on instructions from MLMO. MFH will record the net wet-in-shell weight of each delivery against the appropriate delivery number.

MFH will determine the moisture content and the salable kernel recovery of the macadamia nuts delivered to it by MLMO with as much accuracy as is reasonably practicable and as set out in Schedule A — Sampling and Testing Procedure., Page 8.

IV.                               Processing of Macadamia Nuts.

A.                      General Overview.

MFH shall use industry acceptable methods to receive, weigh, sample, dry, crack, remove shell from WIS nuts and sort, inspect, roast and package macadamia kernels as agreed upon by both parties.  It is the intention of the parties that the quantities of specific Styles and products of macadamia kernel processed and made available in total under this Agreement shall be in the ratios and percentages as set forth in Schedule B — Kernel Recovery and Pack Out., Page 11.

During the packing process, MFH will collect a 250 gram kernel sample from approximately the beginning, and the end of packout of each pallet. The two samples will be mixed into a composite sample and the composite sample will be assessed for compliance with the in process physical parameters as outlined in Schedule C — Process Analysis., Page 12.

During the packing process, MFH will collect a 250 gram kernel sample from approximately the beginning, the middle, and the end of packout of each pallet. The three samples will be mixed into a composite sample and the composite sample divided into samples A and B and labeled with the applicable pallet number and date code. Sample A will be used for quality analysis and Sample B will be kept as a ‘check’ sample for 3 months after processing.

MFH will analyze Sample A for compliance with biological parameters as outlined in Laboratory Assessments in Schedule C — Process Analysis., Page 12.

V.                                    Processing Fee.

MLMO shall pay MFH a processing fee of $1.30 per kernel pound of nuts processed plus applicable Hawaii general excise tax for the first 300,000 pounds of kernel produced. MLMO shall pay MFH a processing fee of $1.20 per kernel pound of nuts processed plus applicable Hawaii general excise tax for any additional pounds of kernel produced above 300,000 pounds. Payment shall be due within 30 days of shipping of kernel from MFH’s processing plant. In the event that any payment hereunder is not made when it becomes due, the unpaid amount shall bear interest at 6.5% per annum.

VI.                               Accounting and Reports.

MFH shall keep full and accurate records and accounts showing, among other things, dates of delivery and weight of nuts (WIS by delivery number) from each delivery, and all other information that may be necessary or desirable in order to calculate and verify quantities of kernel processed, shipped and on hand and amounts owed under this Agreement. To the extent that information is provided to either party hereunder and is not otherwise in the public domain, both parties agree to keep such information confidential except as may be required by law or in connection with any litigation between MLMO and MFH. Each party agrees to return to the other party any copies of trade secrets or proprietary market information within a reasonable time after such information is provided.

As soon as practicable after the end of each week, MFH will provide written or electronic reports to MLMO describing all deliveries, weights, quality analysis results and shipments under this Agreement during such week.

VII.                          Shipping.

MFH will load finished kernel into shipping containers at its processing facility and ship kernel to a location or locations as designated by MLMO.  Payment for shipping from MFH’s loading dock to designated destination will be the responsibility of MLMO.

MLMO shall retain ownership of its macadamia shell, FOB MFH factory, and will be responsible for pick-up and hauling costs.

VIII.                     Termination.

The parties may terminate this Agreement at any time by mutual agreement in writing. In addition, either party may terminate this agreement upon the sale of either MLMO or MFH.

In the event that any party shall be in default (as defined below), the non-defaulting party may terminate this Agreement at any time by delivering written notice of such termination to the defaulting party. Unless terminated earlier, this Agreement shall terminate at the close of business on December 31, 2013.

A party shall be in “default” under this Agreement in the event that

(i)                                     It files any voluntary proceeding for dissolution or under any federal or state bankruptcy, insolvency, receivership or similar law;

(ii)                                  Any such proceeding is commenced against it involuntarily and is not dismissed within 60 days;

(iii)                               It makes any composition with or assignment for the benefit of its creditors;

(iv)                              It enters into any corporate reorganization or acquisition without making adequate provision for the performance of its obligations under this Agreement;

(v)                                 It fails to perform any of its obligations when due under this Agreement and it fails to correct such non-performance within 30 days after written demand for performance is made by the other party.

IX.                              Notice.

For convenience of operation hereunder, both MLMO and MFH shall designate one representative to serve as the channel of communication for delivering information to and securing necessary action by its principals. Any party may change its representative from time to time by delivering written notice of such change to the other party. Until further notice is given, each party’s representative shall be the person listed in the notice address below.

Any and all notices, demands, or other communications (collectively, “notice”) requiring or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or his authorized representative at the address set forth below, if served either personally or if deposited in the United States mails, certified or registered, postage prepaid, or if sent by fax.

MLMO: ML Macadamia Orchards, L.P.

26-238 Hawaii Belt Rd.

Hilo, Hawaii 96720

Attention: President

Fax number: 808-969-8052

MFH: Buderim Macadamias of Hawaii, LLC

89-406 Mamalahoa Highway

Captain Cook, Hawaii 96704

Attention: Operations Manager

Fax number: 808 328-8081

If such notice is delivered personally, service shall conclusively be deemed to have been made at the time of such delivery. If such notice is given by mail, service shall conclusively be deemed to have been made 72 hours after deposit thereof in the mail as provided for above. If such notice is given by fax, service shall conclusively be deemed to have been made 24 hours after the transmission thereof and receipt of the proper response code. Any party may change its address for the purpose of receiving notices as herein provided by a written notice given to the other party.

X.                                   Right to Inspect.

MFH, upon reasonable notice, shall allow MLMO to observe, inspect or audit processing and laboratory operations and MLMO shall be notified by MFH of any material deviations from established procedures during the processing of its production. MLMO shall not make any requests of MFH staff or give MFH staff any instructions during observance and inspection of MFH Processing or Laboratory operations.

XI.                              Force Majeure.

Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Agreement in the event that such failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirements of law which directly prohibit the performing by either party of the obligations hereunder (such as, but not limited to, governmental regulations concerning the hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure.

XII.                         Waiver.

The failure of either party to enforce its rights upon any default on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Agreement be construed to waive or to lessen the right of either party to demand performance by the other party or exercise its rights in the event of default. No provision of or default under this Agreement may be waived except by a notice in writing signed by the party making the waiver. A waiver by either party of a particular default shall not be deemed to be a waiver of any other subsequent default.

XIII.                    Assignment.

Neither of the parties hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No consent or approval required under this Agreement shall be unreasonably withheld and no charge for the giving of such consent or approval shall be made.

XIV.                     Entire Agreement.

This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof. The parties specifically acknowledge and agree that no joint venture or lease is created hereby and that neither party is hereby appointed as the agent of the other party.

XV.                          Governing Law.

This Agreement will primarily be performed in and shall be governed by and construed in accordance with the laws of the State of Hawaii.  Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this Agreement.

XVI.                     Signatures.

IN WITNESS WHEREOF, MLMO and MFH have caused this Macadamia Nut Processing Agreement to be executed and delivered by their duly authorized representatives on this 11th day of July, 2012.

ML MACADAMIA ORCHARDS, LP

/s/ Dennis J. Simonis
Its: President.

BUDERIM MACADAMIAS OF HAWAII, LLC

/s/ John A. Wilke
Its: Operations Manager.

Schedule A — Sampling and Testing Procedure.

A.                      Sampling.

WIS nuts for analysis shall be collected from a continuous sampler located on a discharge chute taking the nuts from the factory receival hopper. Four samples will be taken for each MLMO delivery number and represent the delivery number total weight (Gross Pounds Received, GPR) as recorded by the certified scale used to weigh each load of WIS nuts delivered to MFH

The Four separate samples taken from the continuous sampler will then be mixed and two 5 gallon bucket sub samples will be collected and labeled with the MLMO delivery number, the number 1, 2, 3, or 4 to represent the continuous sample number, and the letter A or B for each subsample.

Sample A will be used to provide a 250 gram sample for Moisture and Extraneous Matter Determination and a 500 gram sample for Quality Analysis. The moisture and Quality Samples will be delivered to the MacFarms laboratory for determination of MacFarms standard NIS analyses for moisture content and kernel recovery data. The results for the four tests from each delivery number will be averaged and the average result will be accepted as the laboratory test results for that individual delivery number.

Sample B will be retained as a ‘check’ sample in the event that there is a dispute over the results for Sample A. The ‘check’ sample will be kept until the processing of the load to which it applies is completed and until the resultant kernel is returned to and accepted by MLMO.

B.                      Sample Testing.

The WIS Moisture samples will be used for determining the amount of extraneous material (as defined below) and moisture content. The WIS Quality Analysis samples will be used for determining kernel quality, and kernel recovery for their representative deliveries.

1.                                 Moisture Sample.

a.                                      Determination of Extraneous Material.

Weigh the entire sample and record the weight as the Gross Sample Weight (“GSW”).  Remove all extraneous material.

Extraneous Material is defined as

•                  Foreign Material

•                  Trash

•                  Husk (loose pieces)

•                  Husks from un-husked nuts

•                  Empty nuts

•                  Rat damaged

•                  Sticks

•                  Rocks

•                  Germinated nuts

•                  Pee Wee nuts, < 5/8 inch in diameter

The ratio of weight of the Extraneous Material to the Gross Sample Weight (“GSW”) will be applied to the “GPR” to determine the Gross Weight WIS (“GW) delivered (after extraneous material).

b.                                      Determination of Moisture.

After removal of the Extraneous Material weigh and record the weight of the moisture sample. The moisture sample will then be dried in a convection oven at 105 degrees Celsius (220 degrees Fahrenheit) for 24 hours.  After drying the dried sample will be weighed and the weight recorded. The percentage moisture “M” will be determined by dividing the difference in weight prior to and after drying by the weight prior to drying.

2.                                 Quality Analysis Sample.

The Quality Analysis Sample be weighed and then dried to a kernel moisture content of 1.5% at a temperature of approximately 38 degrees Celsius (100 degrees Fahrenheit) for 7 days using the standard MFH drying procedure and after review and approval of that procedure by MLMO.

After drying, crack the Quality Analysis sample and separate the shells from the kernels.  Determine the weight of the recovered raw kernel.

Roast all recovered kernels from the sample using standard MFH procedure and after review and approval of that procedure by MLMO. Using the Hawaii Department of Agricultural “Standards for roasted macadamia nuts” separate the saleable kernel from the unsalable kernel. Weigh the saleable kernel and record the weight.

Separate the unsalable kernel into the following categories and weigh each category and record the weight.

a.         Stink bug damage (>2 spots)

b.         Other insect damage

c.          Koa Seed worm

d.         Tropical nut borer

e.          Mold

f.           Germinated

g.         Immature/Shrivel

h.         Discoloured

i.            Bacterial damage

Total (a) through (i) and record the weight as un-saleable kernel.

Each category for un-saleable kernel will be reported by weight and by % of total weight of recovered raw kernel.

Weigh remaining Saleable kernel from sub sample A and record as Saleable Kernel (“SK”).

Determine Kernel recovery (“KR”) where:-

KR= SK/X

3.                                 QA Data:

The QA data will be provided by MFH for each delivery which will include the Gross Pounds received, Moisture content (from moisture sample), % Extraneous material (from sample), % un-saleable kernel (from sample), % un-saleable kernel by category (from sample) and Kernel Recovery “KR” (SK/DIS).

Schedule B — Kernel Recovery and Pack Out.

A.                      Kernel Recovered.

Kernel recovery percent (SKR) will be established as outlined in Schedule A. The minimum kernel recovered and hence net kernel weight available to MLMO will be determined by multiplying the kernel recovery percentage, less a 1% factory loss factor, by the net weight of dry nut in shell (DIS) available for cracking. The net weight of DIS available for cracking will be deemed to be the weight of WIS delivered and recorded against the individual delivery number less the extraneous material as defined in Schedule A and adjusted to dry in shell (DIS) moisture using the WIS moisture content as determined in Schedule A and summarized below.

Weight of DIS = WIS x (100% - WIS % Moisture) / (100% - 3%)

B.                      Kernel Recovery and Pack Out.

MFH can pack off the following industry standard Styles of Product according to the MFH Specification Sheet that is available for each Style. Mixtures of the styles may be possible after consultation and agreement by MFH Factory Manager.

Style I (30’s)

Style I (40’s)

Style 1 (Whole Kernel of Mixed Sizes)

Style II (Wholes and Halves at defined percentages of each)

Style 4L (Large Halves)

Style IV Regular (Small Halves and Pieces)

Style VI (Small Pieces.)

Confectionery Grade (edible Kernels with slight physical defects)

C.                      Packaging:

MFH will supply 25 lb boxes and foil liners. MFH will label the packed product with labels supplied for the purpose by MLMO.

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Schedule C — Process Analysis.

A.                      In Process Physical Assessments.

Characteristic:

Sample Size	500 grams

Style	Compliance with Style Sizing.

Foreign Material	Less than 0.02%

Reject Kernel	0%

Total Serious Defects	1.0% Maximum

Moisture	1.5% Maximum

Color	Uniform, typical roasted &
free of dark pieces

Flavor	Clean, fresh, macadamia flavor.

Roasted Defects	Less than 5% dark brown colors. (Exception: This does not include the dark basal cap which is genetic).

B.                      Laboratory Assessments.

Std Plate Count	Less than 10,000 per gram

Yeast and Mold	Less than 100 per gram

Coliforms	Less than 100 per gram

E. coli	Negative

Salmonella	Negative

Aflatoxin	20 ppb Maximum

Peroxide Value	5.0 meq/kg Maximum

Free Fatty Acid, as oleic	1.5% maximum

Compliance with the above criteria indicates that the Product complies with the U.S. Federal Food, Drug and Cosmetic Act as amended.

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